Exhibit 99.1

RepliGen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115
CONTACT: Walter Herlihy President & Chief Executive Officer (781) 419-1900	Laura Whitehouse Vice President, Market Development (781) 419-1812

Repligen Reports Fourth Quarter and Fiscal Year 2011 Financial Results

and Updates Expectations and Corporate Goals for Fiscal Year 2012

WALTHAM, MA – June 9, 2011 – Repligen Corporation (NASDAQ: RGEN) today reported results for the fourth quarter and fiscal year 2011, ended March 31, 2011. Total revenue for the year was $27,291,000 compared to total revenue of $20,971,000 for fiscal year 2010 ended March 31, 2010, an increase of 30%. Bioprocessing product revenue was $14,961,000, a 45% increase over the prior year and royalty and other revenue was $12,330,000, an increase of 16% over the prior year. Research and development expenses were $12,529,000 compared to $14,160,000 for the prior year. Selling, general and administrative expenses were $8,019,000 compared to $7,072,000 in fiscal year 2010.

Operating expenses for the fiscal year were $27,665,000 compared to operating expenses of $26,738,000 in the prior year. Net loss for the year was $44,000 or $0.00 per diluted shared, compared to a net loss of $4,064,000 or $0.13 per diluted share in the prior year. Cash and investments as of March 31, 2011 were $61,503,000 compared to $59,146,000 as of March 31, 2010, an increase of $2,357,000.

“During the past year, we advanced our product candidate RG1068 towards an NDA filing and expanded our bioprocessing business,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “We look forward to gaining marketing approval for RG1068 and pursuing the acquisition of additional assets to expand our revenue base.”

Total revenue for the fourth quarter of fiscal year 2011 was $5,906,000 compared to $4,872,000 for the same period in fiscal year 2010. Operating expenses for the fourth quarter of fiscal year 2011 were $7,993,000, compared to $6,635,000 for the same period in fiscal year 2010. Net loss for the fourth quarter 2011 was $2,031,000 or $0.06 per diluted share compared to a net loss of $1,629,000 or $0.05 per diluted share in the same period in fiscal year 2010.

Fiscal Year 2012 Expectations

For fiscal year 2012, which started on April 1, 2011 and will end on March 31, 2012, we have increased our total revenue expectations to $29-$31 million including bioprocessing product revenue which is expected to increase to $16-$18 million. Research and development expenses are expected to be approximately $13-$14 million including $4 million of RG1068 expenses associated with the

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Repligen Reports Fourth Quarter and Fiscal Year 2011 Financial Results and Updates

Expectations and Corporate Goals for Fiscal Year 2012, June 9, 2011

manufacture of launch stock, preparation of worldwide regulatory submissions, and development of new clinical indications. Research and development expenses also include $3 million of expenses which are offset by grant revenue and fee for service bioprocessing contracts and a one time milestone payment of $500,000 associated with filing of the Investigational New Drug Application for our spinal muscular atrophy program. Selling, general and administrative expenses are expected to be approximately $11-$12 million and include $7-$7.5 million of general and administrative expenses and $4-$4.5 million of sales and marketing expenses which include commercial activities related to our bioprocessing business and pre-launch activities for RG1068. For fiscal year 2012 we expect a net loss of approximately $3 million and a cash burn of approximately $2 million. This forecast does not include expenses or revenues associated with the potential acquisition of additional bioprocessing or radiology products, out-licensing of our CNS therapeutic product candidates or potential revenue from commercial partnering of RG1068 outside of the U.S.

Program Goals for Fiscal Year 2012

RG1068 for MRI Imaging of the Pancreas

In May, we concluded a pre-New Drug Application (NDA) meeting with the FDA to discuss the positive results of the “re-read” of the radiographic images from our Phase 3 clinical trial and to reach an agreement on the content and format of the proposed NDA for RG1068. Based on the meeting, we plan to submit our NDA as previously planned. RG1068 has been granted Fast Track Designation and we intend to request that the FDA grant our application priority review when we file our NDA later this summer. In addition, we plan to file a Marketing Authorization Application in Europe and a New Drug Submission in Canada later this year. We plan to build a lean commercial infrastructure to sell RG1068 in the U.S. directly and to establish one or more commercial partnerships outside of the U.S. Furthermore, we are currently exploring potential development paths for Japan as we believe that the high rate of MRI utilization in Japan and the potential for favorable initial pricing creates a significant market opportunity.

We believe that there may be additional uses for RG1068, and we intend to evaluate whether RG1068 has the potential to improve the detection of pancreatic cancer. Early detection of pancreatic cancer may increase the potential to treat the patient through surgery and improve patient outcomes. We will also seek to acquire products that are complementary to RG1068, which we may be able to sell to gastroenterologists and radiologists.

Expanding and Diversifying the Bioprocessing Business

For more than ten years, we have been a leading supplier to the biopharmaceutical industry of Protein A products used in the manufacturing of therapeutic monoclonal antibodies. We recently launched a second product line under the tradename Opus™ which is based on a technology for the production of pre-packed, “plug and play” chromatography columns for the purification of biopharmaceuticals and vaccines. This patented technology enables reliable production of pre-packed chromatography columns in a format that is ready for use in GMP manufacturing. Opus™ columns have the potential to improve manufacturing efficiencies by reducing time for column packing, set-up and cleaning. We plan to invest in the expansion of this product line this year based on specific customer feedback. We will also seek to acquire, license or distribute additional bioprocessing products which we can sell directly to end-users. We are building a lean sales and marketing infrastructure to commercialize

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Repligen Reports Fourth Quarter and Fiscal Year 2011 Financial Results and Updates

Expectations and Corporate Goals for Fiscal Year 2012, June 9, 2011

Opus™ and our other products to the approximately 200 customers who represent the core of the biopharmaceutical market and who purchase approximately $500M of chromatography products annually.

RG3039 for Spinal Muscular Atrophy

In May, we received approval from the FDA to initiate a Phase 1 clinical trial of RG3039 for the treatment of Spinal Muscular Atrophy (SMA) and we intend to complete recruitment in this study by the end of the year. We plan to engage potential pharmaceutical partners in discussions to determine whether a partner would bring significant value to the global development of this program.

SMA is an inherited neurodegenerative disease in which a defect in the SMN1 (“survival motor neuron”) gene results in low levels of the protein SMN and leads to progressive damage to motor neurons, loss of muscle function and, in many patients, early death. The Phase 1 trial is a double-blind study to evaluate the pharmacokinetic and safety profile of escalating doses of RG3039 in up to 40 healthy volunteers.

RG2833 for Friedreich’s Ataxia

We are currently developing histone deacetylase class 1 inhibitors for the treatment of inherited neurodegenerative diseases such as Friedreich’s ataxia. Friedreich’s ataxia is caused by inadequate production of the protein frataxin which leads to degeneration of the nerves controlling muscle movements. Pending regulatory approval, we plan to initiate a Phase 1 study of RG2833 in Friedreich’s ataxia patients in Europe by the end of the year. We are currently engaged in discussions with potential pharmaceutical partners to evaluate whether partnering this program would increase the trajectory for global development and ultimately maximize the commercial potential of the asset.

Conference Call

Repligen will host a conference call and webcast today, June 9, at 10:00 a.m. EDT, to discuss fiscal year 2011 financial results and update fiscal year 2012 financial expectations and corporate strategy. This call is being webcast by Thomson/CCBN and can be accessed via Repligen’s website at www.repligen.com. If you are unable to access the webcast, you may listen live by calling (866) 783- 2141 for domestic calls and (857) 350-1600 for international calls. Participants must provide the following passcode: 88056263. For those who cannot participate in the live conference call, an archive of the audio webcast will be available shortly after the call on Repligen’s website www.repligen.com.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on building an integrated company by developing and marketing innovative drugs that deliver the benefits of protein therapies in the fields of neurology and gastroenterology. We have a core competency in the development and manufacturing of biologics products, which is the basis for our bioprocessing business and we have out-licensed certain biologics intellectual property, which provide ongoing sources of revenue. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested at www.repligen.com.

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Repligen Reports Fourth Quarter and Fiscal Year 2011 Financial Results and Updates

Expectations and Corporate Goals for Fiscal Year 2012, June 9, 2011

REPLIGEN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Year ended March 31,
	2011	2010	2011	2010
Revenue:
Product revenue	$3,150,528	$2,225,181	$14,961,397	$10,304,727
Royalty and other revenue	2,755,857	2,647,092	12,329,627	10,666,342

Total revenue	5,906,385	4,872,273	27,291,024	20,971,069

Operating expenses:
Cost of product revenue	1,393,089	885,271	5,579,759	4,159,002
Cost of royalty and other revenue	376,891	345,335	1,537,666	1,347,168
Research and development	3,784,271	3,452,350	12,528,819	14,159,721
Selling, general and administrative	2,438,636	1,952,133	8,018,851	7,071,859

Total operating expenses	7,992,887	6,635,089	27,665,095	26,737,750

Income (loss) from operations	(2,086,502)	(1,762,816)	(374,071)	(5,766,681)
Investment income	69,299	133,593	356,729	870,043
Interest expense	(13,484)	—	(26,167)	(1,972)

Income (loss) before income taxes	(2,030,687)	(1,629,223)	(43,509)	(4,898,610)
Income tax (benefit) provision	—	—	—	(834,766)

Net income (loss)	$(2,030,687)	$(1,629,223)	$(43,509)	$(4,063,844)

Earnings (loss) per share:
Basic	$(0.06)	$(0.05)	$—	$(0.13)

Diluted	$(0.06)	$(0.05)	$—	$(0.13)

Weighted average shares outstanding:
Basic	30,792,428	30,761,807	30,781,881	30,752,041

Diluted	30,792,428	30,761,807	30,781,881	30,752,041

Balance Sheet Data:	March 31, 2011	March 31, 2010
Cash, cash equivalents and marketable securities*	$61,503,265	$59,146,447
Working capital	51,220,892	55,023,895
Total assets	72,293,990	71,419,963
Long-term obligations	584,162	642,447
Accumulated deficit	(117,964,614)	(117,921,105)
Stockholders’ equity	67,086,704	66,120,376
* does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding future financial performance and position, the possibility of seeking a collaboration partner for RG1068, management’s strategy, plans and objectives for future operations, including the ability to increase revenue and expand the business through acquisition(s), plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property protection, product development, manufacturing plans and performance, projected changes in the size of our markets, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships; the market acceptance of our products; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases; our expectation of incurring continued losses; our uncertainty of product revenues and profits; our ability to generate future revenues; our ability to raise additional capital to continue our drug development programs; the success of our clinical trials; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; our compliance with all Food and Drug Administration regulations; our ability to obtain; maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales and manufacturing capabilities; our dependence on third-party manufacturers and value added resellers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in Repligen’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

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